As filed with the Securities and Exchange Commission on June 30, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	77-0481679 (I.R.S. Employer Identification No.)

4th Floor
Windsor Place
22 Queen Street
P.O. Box HM 1179
Hamilton HM EX
Bermuda
(Address of principal executive officers and telephone numbers)

Options Assumed by Marvell Technology Group Ltd. Originally Granted Under
the Radlan Computer Communications Ltd. Key Employee Share Incentive Plan (2002), the Radlan
Computer Communications Ltd. Key Employee Share Incentive Plan (1998) and the Radlan Computer
Communications Ltd. 2003 Stock Option Plan
(Full title of the plans)

Matthew Gloss
Vice President of Business Affairs and General Counsel
Marvell Semiconductor, Inc.
700 First Avenue
Sunnyvale, California 94089
(408) 222-2500

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To	Offering Price	Aggregate Offering	Amount of
To Be Registered	Be Registered(1)	per Share(2)	Price(2)	Registration Fee

Common Stock, $.002 par value per share: to be issued under stock option grants to certain employees (2)	321,963	$31.49	$10,138,615	$821

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933 this Registration Statement also covers shares issued pursuant to antidilution provisions set forth in the option agreements.

(2)	Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of the Registrant’s Common Stock on the Nasdaq National Market on June 24, 2003.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

Marvell Technology Group Ltd. (the “Registrant”) acquired all of the issued and outstanding capital stock of Radlan Computer Communication Ltd. (“Radlan”) pursuant to a Share Purchase Agreement, among the Registrant and Radlan. The shares to be registered hereunder are issuable pursuant to options assumed by the Registrant that were originally granted under the Radlan Computer Communication Ltd. Key Employee Share Incentive Plan (2002), Radlan Computer Communication Ltd. Key Employee Share Incentive Plan (1998) and the Radlan Computer Communication Ltd. 2003 Stock Option Plan.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

•	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The following documents filed by Registrant (File No. 0-30877) with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

     (1)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003;

     (2)  The Registrant’s Current Report on Form 8-K filed under the Exchange Act on February 6, 2003;

     (3)  The Registrant’s Quarterly Report on Form 10-Q filed under the Exchange Act for the fiscal quarter ended May 3, 2003;

     (4)  The Registrant’s Current Report on Form 8-K filed under the Exchange Act on June 27, 2003; and

     (5)  The description of Registrant’s Common Stock contained in Registrant’s registration statement on Form 8-A, filed June 22, 2000 pursuant to Section 12(g) of the Securities Exchange Act of 1934 including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Set forth below is a description of certain provisions of the Companies Act of 1981 of Bermuda (the “Companies Act”), the Company’s Memorandum of Association, as presently in effect (the “Memorandum of Association”), and the Company’s Bye-laws (the “Bye-laws”), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the Companies Act, the Company’s Memorandum of Association and the Company’s Bye-laws, which are incorporated herein by reference.

     The Companies Act permits the Company to indemnify its directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the Company other than in respect of his own fraud or dishonesty.

     The Bye-laws provide that every director, officer, committee member and any resident representative of the Company be indemnified against any liabilities, loss, damage or expense incurred or suffered in such capacity, subject to limitations imposed in the Companies Act. The Bye-laws further provide that to the extent that any director, officer, committee member or resident representative of the Company is successful in defending any proceedings, whether civil or criminal, the Company will indemnify the individual for all liabilities incurred in such capacity.

     Bye-law 31 stipulates that each shareholder and the Company agree to waive any claim or right of action against any director, officer or committee member, in respect of any failure to act or any action taken by such director, officer or committee member in the performance of his duties with or for the Company. The waiver does not extend to claims arising under United States federal securities laws or any claims, rights of action arising from the fraud of the director, officer, committee member or to recover any gain, personal profit or advantage to which such individual is not legally entitled.

     There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of the Company which could give rise to an indemnification obligation on the part of the Company. In addition, except as described herein, the Board of Directors is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

Item 7. Exemptions from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

5.1	Opinion of Appleby Spurling & Kempe.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Appleby Spurling & Kempe included in Exhibit 5.1 hereto).

24.1	Power of Attorney (see signature page hereto).

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(a) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 30th day of June, 2003.

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Sehat Sutardja Sehat Sutardja President and Chief Executive Officer (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this Registration Statement in the City of Sunnyvale, State of California, on the 30th day of June, 2003.

By:	/s/ Sehat Sutardja Dr. Sehat Sutardja President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints SEHAT SUTARDJA and GEORGE HERVEY, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sehat Sutardja Dr. Sehat Sutardja	Co-Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer)	June 30, 2003

/s/ George Hervey George Hervey	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2003

/s/ Diosdado P. Banatao Diosdado P. Banatao	Co-Chairman of the Board	June 30, 2003

Signature	Title	Date

/s/ Manuel Alba Manuel Alba	Director	June 30, 2003

/s/ Weili Dai Weili Dai	Director	June 30, 2003

Herbert Chang	Director	June , 2003

/s/ John M. Cioffi John M. Cioffi	Director	June 30, 2003

/s/ Paul R. Gray Paul R. Gray	Director	June 30, 2003

/s/ Pantas Sutardja Pantas Sutardja	Director	June 30, 2003

/s/ Ron Verdoorn Ron Verdoorn	Director	June 30, 2003

EXHIBIT INDEX

5.1	Opinion of Appleby Spurling & Kempe.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Appleby Spurling & Kempe (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (see signature page hereto).